Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-127474 and 333-168961) on Form S-8 of our report dated June 18, 2026, with respect to the financial statements and the supplemental schedule of Genworth Financial, Inc. Retirement and Savings Plan.
/s/ KPMG LLP
Philadelphia, Pennsylvania
June 18, 2026